EXHIBIT 99.3

ATI PARTICIPATES IN FORMATION OF INTERNATIONAL NUCLEAR WASTE MANAGEMENT GROUP May 18, 2001 1:05:00 PM ET

BERLIN--(BUSINESS WIRE)--May 18, 2001--ATI has recently executed an agreement with the Nuclear Research facility -- Forschungszentrum Juelich Institute fuer Sicherheitsforschung and Reaktortechnik of the Federal Republic of Germany and the Institute of Physics and Engineering of Krasnoyarsk State University (NIFTI) in the Russian Federation to establish a scientific research laboratory for nuclear waste management in the "closed city" of Zhelesnogorsk, Russian Federation.

The main facility is intended to be located in a previously established nuclear laboratory used for nuclear weapons research and development, while utilizing, simultaneously, the other facilities of laboratories and facilities of the "closed cities" in central Siberia and coordinated and supported by the research laboratory of Forschungszentrum Juelich in Germany. The laboratory will be known as the INTERNATIONAL LABORATORY FOR NUCLEAR WASTE MANAGEMENT.

The purpose of the laboratory will be to provide research, development, testing and certification for nuclear waste remediation applications. The parties will attempt to obtain funding for the laboratory from various agencies of the German and United States governments and the European Union. Agencies that are currently providing aid programs to the Krasnoyarsk Krai and Zhelesnogorsk in Central Siberia include, the US Department of Energy/Nuclear Cities Initiative Office, the Ministry of Atomic Energy of the Russian Federation (MINATOM) -- which includes sub-agencies and specialized production and research facilities of MINATOM, the Federal Republic of Germany-Bundesministerium of Science and Education-Nuclear Safety, and the Finance Committee of the Bundestag of the Federal Republic of Germany for Russian nuclear proliferation and environmental issues.

ATI is currently engaged in discussions with all of these agencies to provide financial and scientific support for the Laboratory.

ATI's goal is to have the Laboratory become an integral part of the International Centre for Advanced Technologies (ICAT) which ATI and NIFTI are presently in the planning and implementation stages to develop in Zhelesnogorsk. The business plan of ICAT includes the renovation and conversion of former nuclear weapons facilities and the personnel involved in former armament industries in the "closed cities" to the research, development and engineering applications for nuclear waste management.

The research and development operations will be focused on:

-- Physical and chemical methods of surface decontamination;

-- Geological substance processes modeling during the nuclear waste disposal cycle;

-- Development and analysis of various mediums for radioactive waste storage;

-- Development of hardware-software-firmware for deposition site monitoring

To date, the activities of the Laboratory have focused on the evaluation; testing, applications development and product certifications of various nuclear remediation technologies licensed to ATI. Initial operations are primarily focused on the proprietary Nurescell(TM) technology.

Nurescell(TM) is a series of formulated materials consisting of radiation blockers and additives. The material may be formulated for application specific shielding, storage and radiation containment and radioactive materials and environments. Its shielding properties are similar to iron. It has the advantage of being easily cast, formed and machined. Extensive testing has been conducted since the fall of 2000 in facilities of the closed cities of Siberia, as well as research laboratories in Germany, and the results indicate that the material is radiation damage resistant and has desirable mechanical properties.

These testing regimes have indicated potential use in the nuclear power industry, for medical shielding applications and for waste encapsulation. Eight specific applications for the material have been identified and are now being subjected to futher engineering and certification testing. These applications are all intended to be used in various environments in the Russian Federation and, potentially, in other appropriate markets.

Advanced Technology Industries AVDI is a technology enabling holding company that transforms old world markets into new world networks by amassing, enhancing, and distributing intellectual capital from incubation to global alliances.

ATI intends to participate in various programs established by agencies of the United States, Russian Federation, Federal Republic of Germany, the State of Israel and other multilateral agencies, such as the European Union and the European Bank of Reconstruction and Development, to promote the transfer of new technology from the military industrial industries and research institutes of the former Soviet Union, including the "closed nuclear cities" of the Russian Federation, to the private sector and industry.

Certain information and statements included in this news release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance, or achievement of the company to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements.